Exhibit 10.1
99 Hayden Avenue
Bldg. E, Suite 120
Lexington MA 02421

Jennifer Lachey

August 1, 2022

Re: Change in Terms of Employment with Keros Therapeutics, Inc.

Dear Jennifer:

As discussed, and at your request, this offer letter agreement (the “Agreement”) sets forth the revised terms and conditions of your employment with Keros Therapeutics, Inc. (the “Company”). These terms shall go into on September 1, 2022 (the “Effective Date”), at which time they shall supersede and replace the terms of the Executive Employment Agreement entered into by you and the Company as of March 16, 2020, as amended by that certain amendment dated January 1, 2022 (the “Prior Employment Agreement”).

As of the Effective Date, you agree to resign from your position as an officer of the Company. Your new position will be Senior Vice President of Discovery. You will be responsible for research from discovery of new targets to preclinical validation, and will report to Jasbir Seehra. You will continue to work at our facility located in Lexington, Massachusetts. You will work the equivalent of seventy-five percent (75%) of a full-time schedule, which typically will equate to at least thirty (30) hours per week devoted to your work for the Company. You will continue to be treated as an exempt employee, which means that you will not be eligible for overtime pay. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $23,750 per month ($285,000 on an annualized basis), less payroll deductions and withholdings, paid bi-weekly on the Company’s normal payroll schedule (as may be adjusted from time to time, the “Base Salary”).

During your employment, you will continue to be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Please note, however, that your benefits eligibility will be adjusted to 75% of that for a full-time employee. A full description of these benefits is available upon request. You will accrue three (3) weeks of paid vacation and three and three quarters (3.75) personal days per year, and receive 12 paid holidays annually in accordance with the company holiday schedule. The Company may change compensation and benefits from time to time in its discretion.

In addition, you will continue to be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Board”). Your target bonus will be equal to thirty-five percent (35%) of the Base Salary. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. Any bonus that you receive for 2022, however, will be pro-rated to reflect a part-time schedule for three (3) months of the year. The determinations of the Board with respect to your bonus will be final and binding.

You were previously granted options to purchase shares of the Company’s common stock, including those options granted to you on February 6, 2016, to purchase 69,114 shares; on April 3, 2017, to purchase 8,293 shares; on March 26, 2018, to purchase 8,293 shares; and on March 26, 2018, to purchase 150,905 shares of the Company’s common stock all of which have vested (such option grants, collectively, the “Vested Options”). Such Vested Options remain subject to the terms of the applicable equity plan and the terms of the applicable grant agreements. In addition, you were granted options on June 12, 2019, to purchase 48,380 shares of the Company’s common stock; on June 19, 2019, to purchase 36,861 shares of the Company’s common stock; on April 7, 2020, to purchase 241,222 shares of the Company’s common stock; on January 10, 2021, to purchase 42,250 shares of the Company’s common stock; and on January 21, 2022, to purchase 50,000 shares of the Company’s common stock (such option grants, collectively, the “Vesting Options”). As of the Effective Date and subject to the approval of the Board (or an authorized committee thereof), the number of shares subject to the then-unvested portions of the Vesting Options (the “Unvested Options”) shall be reduced, such that only 75% of the number of shares subject to each of the Unvested Options shall remain outstanding, consistent with the adjustment to your work schedule described herein, as set forth on EXHIBIT A hereto under the heading, “Adjusted Number of Unvested Option Shares.” You shall have no further rights or interest in the reduced portion of the Unvested Options. Except as set forth herein, the Vesting Options shall remain subject to the 2017 Stock Incentive Plan or 2020 Equity Incentive Plan, as applicable, and the applicable grant agreements. For the avoidance of doubt, the terms of your Vested Options will remain unchanged.

As a Company employee, you will continue to be expected to abide by Company rules and policies. As a condition of continued employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement (the “CIIAA”) which supersedes, prospectively only, that certain Employee Confidential Information and Inventions Assignment Agreement entered by you and the Company, dated March 29, 2020. You acknowledge and agree that the Company will pay you $500 less applicable withholdings and deductions, as fair and reasonable consideration for your agreement to the restrictions in Section 6 of the CIIAA (the “Fair and Reasonable Consideration”). The Company will pay you the Fair and Reasonable Consideration on the next regular payroll date following the effective date of the CIIAA.

In your work for the Company, you will continue to be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Your employment with the Company will continue be “at-will.” You and the Company acknowledge and agree that you requested and hereby consent to the changes contained in this Agreement. Therefore, you acknowledge and agree that this Agreement does not constitute grounds for “Good Reason” pursuant to Section 11 of the Prior Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to you pursuant to the Prior Employment Agreement, or otherwise. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This Agreement, together with your CIIAA, the applicable equity plan, and any equity agreements, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including the Prior Employment Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. In the event of any conflict between this Agreement and any option grant, this Agreement shall govern. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

You may sign, scan, and email this Agreement to [***]. We look forward to a continued productive and enjoyable work relationship.

Very truly yours,

/s/ Jasbir S. Seehra____________________ Jasbir S. Seehra, Ph.D. Chief Executive Officer Keros Therapeutics, Inc.

Understood and Accepted:
/s/ Jennifer Lachey	08/01/2022
Jennifer Lachey	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

EXHIBIT A
JENN LACHEY VESTING OPTIONS

Grant Date	Original Number of Shares	Unvested Option Shares as of the Effective Date	Adjusted Number of Unvested Option Shares
06/12/2019	48,380	9,072	6,804
06/19/2019	36,861	2,304	1,728
04/07/2020	241,222	90,459	67,844
01/10/2021	42,250	26,407	19,805
01/21/2022	50,000	50,000	37,500